Exhibit 99.5
Digital River, Inc.
2007 Equity Incentive Plan
PERFORMANCE SHARE AGREEMENT
     Pursuant to the Performance Share Grant Notice (“Grant Notice”) and this Performance Share Agreement (collectively, the “Award”) and in consideration of your service, Digital River, Inc. (the “Company”) has awarded you a Performance Share Award under its 2007 Equity Incentive Plan (the “Plan”) for the number of shares of the Company’s Common Stock subject to the Award as indicated in the Grant Notice. Defined terms not explicitly defined in this Performance Share Agreement but defined in the Plan shall have the same definitions as in the Plan.
     The details of your Award are as follows:
     1. Vesting. Subject to the limitations contained herein, your Award will vest as provided in the Grant Notice, provided that vesting will cease upon the termination of your Continuous Service. Pursuant to the Grant Notice, if the corporate performance goals are not achieved, then none of the Shares subject to your Award shall vest and all such Shares shall be forfeited on the first anniversary of the Vesting Commencement Date. The specific corporate performance goals related to revenue and operating income shall be communicated to you in a separate Grant Notice, which shall be retained in the Company’s custody in your personnel file.
     2. Number of Shares. The number of shares subject to your Award may be adjusted from time to time for Capitalization Adjustments, as provided in Section 12(a) of the Plan.
     3. Securities Law Compliance. You may not be issued any shares under Award unless the shares are either (i) the registered under the Securities Act or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award also must comply with other applicable laws and regulations governing the Award, and you will not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.
     4. Stock Certificates. Certificates for the Shares subject to your Award, registered in your name, shall be issued and delivered to the Secretary of the Company or his designee, and held by him in custody and shall not be delivered to you until such Shares have vested in accordance with Section 2.
     5. Voting Rights, Dividends and Other Distributions. Following the issuance of stock certificates under Section 4 and while the Shares are unvested pursuant to Section 1:
          (a) You shall be entitled to exercise full voting rights with respect to such Shares.
          (b) You shall be entitled to receive any cash dividends, stock dividends and other distributions (whether paid in cash or securities) paid or made with respect the Shares subject to your Award; provided, however, that any such dividends or
2008 PERFORMANCE SHARE AGREEMENT

distributions shall be held in the custody of the Company and shall be subject to the same vesting schedule that applies to the corresponding Shares. All dividends or distributions credited to you shall be paid to you at that same time that the stock certificates are released from custody in accordance with Section 4.
     6. Award not a Service Contract. Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ or service of the Company or on the part of the Company to continue your employment or service. In addition, nothing in your Award shall obligate the Company, its stockholders, board of directors, officers or employees to continue any relationship that you might have as an employee, director or other service provider.
     7. Withholding Obligations.
          (a) At the time your Award is made, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for any sums required to satisfy the federal, state or local tax withholding obligations of the Company, if any, which arise in connection with your Award.
          (b) Unless the tax withholding obligations of the Company are satisfied, the Company shall have no obligation to issue a certificate for such shares or release such shares from any escrow provided for herein.
     8. Tax Consequences. The acquisition and vesting of the shares may have tax consequences to you that may be mitigated by filing an election under Section 83(b) of the Code. Such election must be filed within thirty (30) days of the Date of Grant of you Award. YOU ACKNOWLEDGE THAT IT IS YOUR OWN RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE A TIMELY ELECTION UNDER CODE SECTION 83(b), EVEN IF YOU REQUEST THE COMPANY TO MAKE THE FILING ON YOUR BEHALF.
     9. Notices. Any notices provided for in your Award or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.
     10. Miscellaneous.
          (a) The rights and obligations of the Company under your Award shall be transferable to any one or more person or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. Your rights and obligations under your Award may only be assigned with the prior written consent of the Company.
          (b) You agree upon request to execute further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purpose of your Award.
2008 PERFORMANCE SHARE AGREEMENT

          (c) You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain advice of counsel prior to executing and accepting your Award and fully understand all of the provisions of your Award.
          11. Governing Plan Document. Your Award is subject to all of the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control.
2008 PERFORMANCE SHARE AGREEMENT